Exhibit 10.36
THE GREENBRIER COMPANIES
Amendment No. 1
to
2005 Stock Incentive Plan
     Pursuant to Section 15.2 of the 2005 Stock Incentive Plan (the “Plan”) of The Greenbrier Companies (the “Company”), the Board of Directors of the Company has amended the Plan as follows:
1.	Director Restricted Shares. Section 6.1 of the Plan is amended to increase the amount of the annual automatic award of restricted stock to non-employee directors from $42,500 in value of stock to $60,000 per year, effective as of January 2006.

2.	Payment of Par Value for Shares. The Plan is amended to delete the requirement that the par value for shares purchased under the Plan be paid in cash. Specifically, Section 7.5 is amended to delete the second sentence of that Section, and the second sentence of Section 9.2 is amended by deleting the phrase “..., for the amount in excess of the par value of such newly issued Restricted Shares,...”.

3.	Effective Date. Except as otherwise provided herein, this Amendment No. 1 shall be effective as of the date of approval by the Board of Directors. Except as hereby amended, the Plan shall remain in full force and effect.
Approved by the Board of Directors June 30, 2005